EXHIBIT 2








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                     AGREEMENT AND PLAN OF MERGER



                                Among



                       BERKSHIRE HATHAWAY INC.,



                              HPKF INC.



                                 and



                          GEICO CORPORATION






                     Dated as of August 25, 1995




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                          TABLE OF CONTENTS


                                                                     Page

                              ARTICLE I

                              The Merger

 SECTION 1.01. Effective Time of the Merger ......................     2
 SECTION 1.02. Closing ...........................................     2
 SECTION 1.03. Effect of the Merger ..............................     2
 SECTION 1.04. Certificate of Incorporation and
                 By-laws .........................................     3
 SECTION 1.05. Directors .........................................     3
 SECTION 1.06. Officers ..........................................     3


                              ARTICLE II

                       Conversion of Securities

 SECTION 2.01. Conversion of Capital Stock .......................     3
 SECTION 2.02. Exchange of Certificates ..........................     5


                             ARTICLE III

            Representations and Warranties of the Company

 SECTION 3.01. Organization ......................................     7
 SECTION 3.02. Capitalization ....................................     8
 SECTION 3.03. Authority .........................................     9
 SECTION 3.04. Consents and Approvals; No Violations .............     9
 SECTION 3.05. SEC Reports and Financial Statements ..............    10
 SECTION 3.06. Absence of Certain Changes ........................    11
 SECTION 3.07. No Undisclosed Liabilities ........................    11
 SECTION 3.08. Benefit Plans .....................................    11
 SECTION 3.09. Other Benefit Plans ...............................    12
 SECTION 3.10. Litigation ........................................    13
 SECTION 3.11. Compliance with Applicable Law ....................    13
 SECTION 3.12. Opinion of Financial Advisor ......................    14
 SECTION 3.13. Vote Required .....................................    14

                                                                    Page

                              ARTICLE IV

                    Representations and Warranties
                          of Parent and Sub

 SECTION 4.01. Organization ......................................    14
 SECTION 4.02. Authority .........................................    15
 SECTION 4.03. Consents and Approvals; No Violations .............    15
 SECTION 4.04. Information in Proxy Statement ....................    16
 SECTION 4.05. Interim Operations of Sub .........................    16

                              ARTICLE V

                              Covenants

 SECTION 5.01. Covenants of the Company ..........................    16
 SECTION 5.02. No Solicitation; Fiduciary Out ....................    18


                              ARTICLE VI

                        Additional Agreements

 SECTION 6.01. Preparation of the Proxy Statement ................    20
 SECTION 6.02. Access to Information .............................    21
 SECTION 6.03. Stockholders Meeting ..............................    21
 SECTION 6.04. Legal Conditions to Merger ........................    21
 SECTION 6.05. Employee Benefit Plans ............................    22
 SECTION 6.06. Expenses ..........................................    23
 SECTION 6.07. Brokers or Finders ................................    23
 SECTION 6.08. Indemnification; Insurance ........................    23
 SECTION 6.09. Additional Agreements; Best Efforts ...............    25


                             ARTICLE VII

                              Conditions

 SECTION 7.01. Conditions to Each Party's Obligation
                 To Effect the Merger ............................    26
 SECTION 7.02. Conditions of Obligations of Parent
                 and Sub .........................................    27
 SECTION 7.03. Conditions of Obligations of the
                 Company .........................................    27

                                                                    Page
                             ARTICLE VIII

                      Termination and Amendment

 SECTION 8.01. Termination .......................................    28
 SECTION 8.02. Effect of Termination .............................    29
 SECTION 8.03. Amendment .........................................    29
 SECTION 8.04. Extension; Waiver .................................    29


                              ARTICLE IX

                            Miscellaneous

 SECTION 9.01. Nonsurvival of Representations,
                 Warranties and Agreements .......................    30
 SECTION 9.02. Notices ...........................................    30
 SECTION 9.03. Entire Agreement; No Third Party
                 Beneficiaries; Rights of Ownership ..............    31
 SECTION 9.04. Governing Law .....................................    31
 SECTION 9.05. Publicity .........................................    31
 SECTION 9.06. Assignment ........................................    32

                    AGREEMENT AND PLAN OF MERGER dated as of
               August 25, 1995, by and among BERKSHIRE
               HATHAWAY INC., a Delaware corporation
               ("Parent"), HPKF INC., a Delaware corporation and an indirect subsidiary of Parent ("Sub"), and GEICO CORPORATION, a Delaware corporation (the "Company").


          WHEREAS the Board of Directors of each of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the transaction provided for herein in which Sub would merge with and into the Company and the Company would become an indirect subsidiary of Parent;

          WHEREAS the Board of Directors of the Company has
(i) determined that the consideration to be paid to the Independent Stockholders (as defined below) of the Company for each share of Common Stock of the Company in the Merger
(as defined below) held by them is fair to and in the best interests of such Independent Stockholders, (ii) approved this Agreement and the transactions contemplated hereby and
(iii) resolved, subject to Section 5.02(b), to recommend to such stockholders their approval of the Merger and this Agreement;

          WHEREAS the parties hereto intend and acknowledge that, assuming the Merger takes place as contemplated hereunder, (i) the Merger will be treated for Federal income tax purposes as a taxable stock acquisition, and (ii) immediately after the Merger, the aggregate tax basis of the Company Common Stock (as defined below) owned by Parent and its Subsidiaries (as defined below) will be equal to the sum of (A) the aggregate tax basis of the Company Common Stock owned by Parent and its Subsidiaries immediately before the Merger, (B) the aggregate Merger Consideration (as defined below) paid in the Merger pursuant to Section 2.01(c), (C) the aggregate amount paid to Dissenting Stockholders (as defined below), if any, in respect of such Dissenting Stockholders' Company Common Stock pursuant to Section 2.01(d), and (D) any other amounts paid or costs incurred by Parent and its Subsidiaries that are properly capitalized into the tax basis of the Company Common Stock owned by Parent and its Subsidiaries immediately after the Merger;

          WHEREAS the Board of Directors of each of Parent and Sub have each approved the merger (the "Merger") of Sub into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions set forth herein.


          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein the parties hereto agree as follows:


                          ARTICLE I

                         The Merger

          SECTION 1.01. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly pre- pared, executed and acknowledged by the Company and there- after delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed to between Parent and the Company and provided in the Certificate of Merger (the "Effective Time").

          SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m., Washington, D.C. time, on a date to be specified by the parties, which shall be the later of (i) January 2, 1996, and (ii) the second business day after satisfaction of the latest to occur of the conditions set forth in Section 7.01 (provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the "Closing Date"), at the offices of the Company, unless another date or place is agreed to in writing by the parties hereto.

          SECTION 1.03. Effect of the Merger. At the
Effective Time Sub shall be merged with and into the Company which shall continue as the surviving corporation (the
Company is sometimes referred to herein as the "Surviving
Corporation").

          SECTION 1.04. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving
Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.05. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.06. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                         ARTICLE II

                  Conversion of Securities

          SECTION 2.01. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common
Stock, par value $1 per share, of the Company (the "Company
Common Stock") or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and out-standing share of the capital stock of Sub shall be con-verted into and become that number of shares of fully paid and nonassessable shares of Company Common Stock equivalent to the quotient obtained by dividing (i) the difference between (A) the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time and (B) the total number of shares of Company Common Stock owned by Parent and its Subsidiaries immediately prior to the Effective Time by (ii) 10,000.

          (b) Cancelation of Treasury Stock; Parent-Owned Stock to Remain Outstanding. All shares of Company Common Stock that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock owned by Parent or any Subsidiary of Parent shall remain outstanding without change. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (c) Conversion of Company Common Stock. Subject to
Section 2.01(d), each share of Company Common Stock issued and outstanding (other than shares to be canceled or to remain outstanding in accordance with Section 2.01(b)) shall be converted into the right to receive $70.00 in cash without interest (the "Merger Consideration"). As of the Effective Time, all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest. At the Effective Time, each holder of a then outstanding option to purchase shares of Company Common Stock under the Company Stock Plans (as defined below) shall, in settlement thereof, receive from the Company for each share of Company Common Stock subject to such option an amount (subject to any applicable withholding tax) in cash equal to the excess of the Merger Consideration over the per share exercise price of such option (such amount being hereinafter referred to as the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange

Act. Upon receipt of the Option Consideration, the option shall be cancelled. The surrender of an option shall be deemed a release of any and all rights the holder had or may have had in respect of such option.

          (d) Shares of Dissenting Stockholders. Notwith-standing anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who duly demands appraisal of his shares of Company Common Stock pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Company Common Stock to demand appraisal of their shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 2.01(c) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the DGCL. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration without interest. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any pay- ment with respect to, or settle, offer to settle or other- wise negotiate, any such demands.

          (e) Withholding Tax. The right of any stock- holder to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on and after the Effective Time, Parent shall make available, or cause its Subsidiaries (other than the Surviving Corporation) to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c), and any payments to Dissenting Stockholders pursuant to Section 2.01(d), it being understood that any and all interest earned on funds made available to the

Paying Agent pursuant to this Agreement shall be turned over to Parent or the Subsidiary providing such funds, as applicable.

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than Parent or any of its Subsidiaries) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights per-taining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time, except for shares owned by Parent or its Subsidiaries. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                         ARTICLE III

        Representations and Warranties of the Company

          The Company represents and warrants to Parent and Sub as follows:

          SECTION 3.01. Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its prop-erties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and govern-mental approvals would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the consolidated condition (financial or other- wise), properties, assets (including intangible assets), liabilities (including contingent liabilities), businesses or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole). The

Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each juris-diction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries taken as a whole.

          SECTION 3.02. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock of which, as of June 30, 1995, 67,835,260 shares were issued and out-standing and 3,801,249 shares were held in treasury, (ii) 10,000,000 shares of Cumulative Senior Preferred Stock, par value $1 per share, no shares of which are issued and outstanding and (iii) 15,000,000 shares of Cumulative Junior Preferred Stock, par value $1 per share, no shares of which are issued and outstanding. As of the date hereof, 1,958,002 shares of Company Common Stock are reserved for issuance upon exercise of outstanding options pursuant to the Company's 1985 and 1992 Stock Option Plans and payment of outstanding awards under its Performance Share Plan (the "Company Stock Plans"). All the outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any pre- emptive rights in respect thereto. As of the date hereof, no bonds, debentures, notes or other indebtedness convertible into securities having the right to vote ("Convertible Debt") of the Company are issued or outstanding. Except as set forth above, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commit-ments of any character relating to the issued or unissued capital stock or Convertible Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Convertible Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities con-vertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of the Company or any of its

Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

          SECTION 3.03. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the approval and adoption of this Agreement by the holders of 80% of the outstanding shares of Company Common Stock which shall include, pursuant to the terms of this Agreement, the holders of a majority of the outstanding shares of Company Common Stock not owned by Parent and its Subsidiaries (the "Independent Stockholders")). The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than as aforesaid). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, as the case may be, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          SECTION 3.04. Consents and Approvals; No
Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state insurance laws and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or by-laws of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the

Company and its Subsidiaries taken as a whole), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of (iii) or (iv) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

          SECTION 3.05. SEC Reports and Financial Statements. Each of the Company and its Subsidiaries has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, state- ments and other documents required to be filed by it since January 1, 1994, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          SECTION 3.06. Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, since December 31, 1994, there have been no events, changes or effects having, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

          SECTION 3.07. No Undisclosed Liabilities. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as of December 31, 1994, neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto). Since December 31, 1994, neither the Company nor any of its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

          SECTION 3.08. Benefit Plans. (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case maintained or contributed to for the benefit of employees of the Company or any of its Subsidiaries (all the foregoing being herein called the "Company Benefit Plans"), individually and in the aggregate, no event has occurred, and to the knowledge of the Company or any of its Subsidiaries, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Internal Revenue Code of 1986, as amended (the "Code") or any other applicable law.

          (b) With respect to the Company Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, established in accordance with generally accepted accounting principles, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company or any of its Subsidiaries, which obligations are reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

          SECTION 3.09. Other Benefit Plans. Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice involving the payment of more than $200,000 per annum or union or collective bargaining agreement which covers more than 1,000 employees, (ii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $200,000 per annum, or (iii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, provided that (A) the employee stock options outstanding on the date hereof under the 1992 Company Stock Plan will, as provided in such Plan, be accelerated as to vesting, (B) pursuant to the terms of the Pension Plan for Retired Non- Employee Directors, participants who have not attained age 65 shall be deemed to be age 65 and all participants shall be entitled to a lump sum payment of the benefits thereunder and (C) all deferred bonus awards under the Equity Cash Bonus Plan will, as provided in such Plan, be vested and paid out in full.

          SECTION 3.10. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against, the Company or any of its Subsidiaries before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on the Company and its Subsidiaries taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

          SECTION 3.11. Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not, individu-ally or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, to the best knowledge of the Company, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on the Company and its Subsidiaries taken as a whole. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

          SECTION 3.12. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Independent Stockholders is fair to such Stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

          SECTION 3.13. Vote Required. The affirmative vote of the holders of 80% of the outstanding shares of Company Common Stock, including Independent Stockholders holding a majority of the outstanding shares of Company Common Stock not owned by Parent and its Subsidiaries, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.


                         ARTICLE IV

               Representations and Warranties
                      of Parent and Sub

          Parent and Sub represent and warrant to the Company as follows:

          SECTION 4.01. Organization. Each of Parent and Sub and Parent's Subsidiaries which own shares of Company Common Stock is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power, author- ity, and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries which owns shares of Company Common Stock is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on Parent and its Subsidiaries taken as a whole.

          SECTION 4.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and per-formance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, as the case may be, enforceable against Parent and Sub in accordance with its respective terms.

          SECTION 4.03. Consents and Approvals; No
Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state insurance laws and the DGCL, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its Subsidiaries taken as a whole), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancelation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of (iii) and

(iv) for violations, breach or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole.

          SECTION 4.04. Information in Proxy Statement. None of the information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Company's Proxy Statement for the special meeting of its stockholders to be called to consider the Merger (the "Proxy Statement") will, at the date mailed to stockholders and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 4.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the trans-actions contemplated hereby, has engaged in no other busi-ness activities and has conducted its operations only as contemplated hereby.


                          ARTICLE V

                          Covenants

          SECTION 5.01. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course. The Company and its
Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organiza-tions, keep available the services of their present officers and employees and preserve their relationships with cus-tomers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except that it may continue the declaration and payment of regular quarterly cash dividends in an amount not in excess of $0.27 per share, with usual record and payment dates for such dividends in accordance with the Company's past dividend practice, and except for dividends by any Subsidiary to the Company or to another Subsidiary, (ii) split, combine or reclassify its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of employee stock options outstanding on the date hereof under the Company Stock Plans and (ii) issuance by a wholly owned Subsidiary of its capital stock to its parent.

          (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or By-laws.

          (e) Advice of Changes; Filings. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

          (f) The Company shall not (i) enter into, adopt, amend in any material respect (except as may be required by law) or terminate any Company Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or key employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options or Performance Share awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except as provided in Section 6.05(d).

          SECTION 5.02. No Solicitation; Fiduciary Out. (a) The Company shall not authorize or permit any of its executive officers or directors or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that, if at any time prior to the Effective Time the Board of Directors of the Company determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent or any of its Subsidiaries) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of 50% or more of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of Company Common Stock, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

          (b) Except as set forth in this Section 5.02(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or
(iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the fore-going, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders, the Board of Directors of the Company may withdraw or modify its approval or recom- mendation of this Agreement and the Merger, approve or recommend a Takeover Proposal or cause the Company to enter into an agreement with respect to a Takeover Proposal. While the fact that any Takeover Proposal may be conditioned on Parent's agreeing to it may be considered by the Company's Board of Directors, such fact shall not prevent the Company's Board of Directors from taking any action pursuant to this Section 5.02(b) even if Parent has stated or indicated in any way that it will not agree to such Takeover Proposal.

          (c) In addition to the obligations of the Company set forth in Section 5.02(a), the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, and shall describe the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

          (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.


                         ARTICLE VI

                    Additional Agreements

          SECTION 6.01. Preparation of the Proxy Statement. The Company shall promptly prepare and file with the SEC preliminary and final versions of the Proxy Statement and a
Schedule 13E-3. The Company shall use its best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders at the earliest practicable date. The Company shall cooperate and consult with Parent with respect to the Proxy Statement and the Schedule 13E-3 and any related SEC comments. The Company covenants that (i) the Proxy Statement and the Schedule 13E-3 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder and (ii) as of the date of mailing of the Proxy Statement and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, the Proxy Statement and the Schedule 13E-3 will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that no representation is made by the Company with respect to any information included in the Proxy Statement and the

Schedule 13E-3 regarding Parent or its Subsidiaries supplied by Parent in writing specifically for inclusion in the Proxy
Statement and the Schedule 13E-3.

          SECTION 6.02. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, con-tracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the require-ments of Federal securities laws and (b) all other informa-tion concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, Parent will hold any such information which is non-public in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason Parent shall promptly upon request return all nonpublic documents obtained from the Company, and any copies made of such documents, to the Company.

          SECTION 6.03. Stockholders Meeting. The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Section 5.02(b), the
Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger and shall use its best efforts to hold such meeting as soon as reasonably practicable after the date hereof.

          SECTION 6.04. Legal Conditions to Merger. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with state insurance authorities and any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their Subsidiaries in connec-tion with the Merger or the taking of any action contem-plated thereby or by this Agreement.

          SECTION 6.05. Employee Benefit Plans. (a) Parent and the Company agree that the benefit plans of the Company and its Subsidiaries in effect at the date of this Agreement (other than the Company Stock Plans and the Company's Employee Stock Ownership Plan (the "ESOP")) shall, to the extent practicable, remain in effect without amendment until the Effective Time and that thereafter the Surviving Corporation will maintain, subject to such changes and modifications as may be necessary or desirable to facilitate compliance by Parent and its Subsidiaries (including the Surviving Corporation) with applicable statutory and regulatory requirements, for a period of three years after the Effective Time, benefit plans (other than the Company Stock Plans and the ESOP) which are no less favorable, in the aggregate, to the employees covered by such plans as the benefit plans in effect at the Effective Time (other than the Company Stock Plans and the ESOP).

          (b) Parent will, and will cause the Surviving Corporation to, honor without modification for a period of three years after the Effective Time all employee severance plans (or policies) and employment and severance agreements of the Company or any of its Subsidiaries in existence on the date hereof as such plans, policies and agreements shall be in effect in accordance with the terms of this Agreement at the Effective Time.

          (c) Parent and the Company will use their best efforts to agree on compensation plans for the officers and employees of the Company after the Effective Time to provide them incentive compensation that in the aggregate is reasonably comparable (without giving effect to the payments to them resulting from the Merger) to that historically provided by the Company Stock Plans and the ESOP, except that Parent shall not be required to issue any shares of its equity securities in connection with such compensation plans.

          (d) The Company agrees that (i) all the outstanding borrowings by the ESOP will be paid in full from the unallocated assets of the ESOP, any remaining unallocated assets of the ESOP will be allocated among ESOP participants, the interests of all participants in the ESOP will be vested and distributed and, pursuant to resolutions adopted by the Company's Board of Directors prior to the execution of this Agreement, the ESOP will be terminated and (ii) in accordance with amendments to the Performance Share Plan effected prior to the execution of this Agreement, all Performance Share awards outstanding on the date hereof will remain in effect in accordance with the terms of such awards on such date except that any payments after the Effective Time will be made on the basis of the Merger Consideration and no Company Common Stock shall be issued after the Effective Time. The Company represents and warrants to Parent that, following the Effective Time, the unallocated assets of the ESOP will substantially exceed the amount required to prepay in full the borrowings of the ESOP.

          SECTION 6.06. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          SECTION 6.07. Brokers or Finders. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agree-ment with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement), and each of Parent and the Company agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

          SECTION 6.08. Indemnification; Insurance. (a) The Company shall, and from and after the Effective Time Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and
(ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, in the case of the Company and the Surviving Corporation such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees; in the case of Parent, such indemnification shall not be limited by the DGCL but such indemnification shall not be applicable to any claims made against the Indemnified Parties (A) arising out of, based upon or attributable to the gaining in fact of any personal profit or advantage to which they were not legally entitled or (B) arising out of, based upon or attributable to the committing in fact of any criminal or deliberate fraudulent act; and the Company, Parent and the Surviving Corporation, as the case may be, will pay all expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party, in the case of the Company and the Surviving Corporation only to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective
Time), (ii) the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or after the Effective Time, Parent and the Surviving

Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of the Company, Parent or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company, Parent or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this
Section 6.08 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation (but not Parent)) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (b) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representa-tives.

          SECTION 6.09. (a) Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advis-able under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information and making of all necessary filings under the HSR Act and state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          (b) Parent agrees that it will not, as permitted by
Section 2(b)(ii) of the Proxy Agreement to which it is a party with NationsBank of Maryland, instruct the proxy named therein (i) not to vote the shares of Company Common Stock owned by its Subsidiaries on the Merger or (ii) to vote such shares on the Merger in the same proportion as the votes cast by the Independent Stockholders, so long as this Agreement has not been terminated pursuant to Article VIII.

          (c) Parent or Surviving Corporation agrees, subject to consummation of the Merger, to pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any New York State Tax on Gains Derived from Certain Real Property Transfers and any other similar taxes that become payable by the Company or the Surviving Corporation on transfers of the Company's tangible assets. The Company and Parent shall cooperate in the preparation, execution and filing of any returns, questionnaires, applications and other documents related to such taxes required or permitted to be filed on or before the Effective Time.


                         ARTICLE VII

                         Conditions

          SECTION 7.01. Conditions to Each Party's Obligation
To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the
Merger shall have been approved and adopted by the affirmative vote of the holders of 80% of the outstanding shares of Company Common Stock, including the affirmative vote of Independent Stockholders holding a majority of the outstanding shares of Company Common Stock not owned by Parent and its Subsidiaries.

          (b) Other Approvals. Other than the filing pro-vided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental
Entity the failure to obtain which would have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consum-mation of the Merger shall be in effect.

          SECTION 7.02. Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

          (a) Representations and Warranties. The
representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of the Company. The
Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Opinion of Counsel to the Company. Parent and
Sub shall have received, on and as of the Closing Date, an opinion of Cravath, Swaine & Moore, counsel to the Company, in usual and customary form reasonably acceptable to Parent and Sub, substantially as to the matters set forth in Sections 3.01 (only with respect to the first sentence thereof), 3.03 (subject to customary exceptions regarding insolvency and equitable remedies), and 3.04 (only with respect to clause (i) thereof).

          SECTION 7.03. Conditions of Obligations of the
Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The repre-sentations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of Parent and Sub.
Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Opinion of Counsel to Parent and Sub. The Company shall have received, on and as of the Closing Date, an opinion of Munger, Tolles & Olson, counsel to Parent and Sub, in usual and customary form reasonably acceptable to the Company, substantially as to the matters set forth in Sections 4.01 (only with respect to the first sentence thereof), 4.02 (subject to customary exceptions regarding insolvency and equitable remedies), and 4.03 (only with respect to clause (i) thereof).


                        ARTICLE VIII

                  Termination and Amendment

          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the
Company:

          (a) by mutual consent of Parent and the Company;

          (b) (i) by either Parent or the Company if there shall have been a material breach of any representa-tion, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach shall not have been cured within two business days following receipt by the breaching party of notice of such breach, or (ii) by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non- appealable;

          (c) by either Parent or the Company if the Company's Board of Directors takes any of the actions permitted by Section 5.02(b); provided the Company may so terminate only if it has complied with all the provisions of Section 5.02(c);

          (d) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 1996; or

          (e) by either party if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

          SECTION 8.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to any breach of any provision of this Agreement prior to such termination and except that the last sentence of Section 6.02 and all of Sections 6.06 and 6.07 shall continue in effect.

          SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval in accordance with Section 7.01(a). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive com-pliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                         ARTICLE IX

                        Miscellaneous

          SECTION 9.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall sur-vive the Effective Time, except for the agreements contained in Sections 2.01, 2.02, 6.05, 6.06, 6.07, 6.08 and 6.09 and
this Section 9.01.

          SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

               Berkshire Hathaway Inc.
               1440 Kiewit Plaza
               Omaha, Nebraska 68131

               Attention:  Marc D. Hamburg
               Vice President, Treasurer

               Telecopy No.:  (402) 346-0476

              with a copy to

               John B. Frank, Esq.
               Munger, Tolles & Olson
               355 South Grand Avenue, 35th floor
               Los Angeles, California 90071-1560

               Telecopy No.: (213) 687-3702
              and

          (b) if to the Company, to

               GEICO Corporation
               5260 Western Avenue
               Washington, D.C. 20076

               Attention:  Rosalind A. Phillips
                           Secretary

               Telecopy No.: (301) 986-3054

              with a copy to

               Samuel C. Butler, Esq.
               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019-7475

               Telecopy No.:  (212) 474-3700

          SECTION 9.03. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Sections 6.05 and 6.08, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 9.04. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

          SECTION 9.05. Publicity. Except as otherwise required by law or the rules of the New York Stock Exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

          SECTION 9.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                  BERKSHIRE HATHAWAY INC.,

                                  by
                                    --------------------------
                                    Name:  Warren E. Buffett
                                    Title: Chairman and Chief
                                           Executive Officer


                                   HPKF INC.,

                                   by
                                     -------------------------
                                     Name: Warren E. Buffett
                                     Title: Chairman and Chief
                                            Executive Officer


                                   GEICO CORPORATION,

                                   by
                                     --------------------------
                                     Name:  Olza M. Nicely
                                     Title: President and Chief
                                            Executive Officer

                                   by
                                     --------------------------
                                     Name:  Louis A. Simpson
                                     Title: President and Chief
                                            Executive Officer